Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2020 RESULTS

Term Life policies issued increase 22%; a record $109 billion of face amount issued for the full-year 2020

Investment and Savings Products sales increase 4% to $2.1 billion with ending client asset values reaching a record $82 billion

Life-licensed sales force ends the year at 134,907 aided by ongoing COVID-19 related state licensing measures

Net earnings per diluted share (EPS) of $2.52, up 13%; return on stockholders’ equity (ROE) of 22.5%

Diluted adjusted operating EPS of $2.45, up 10%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 23.4%

Board of Directors approves share repurchase program totaling $300 million through June 2022

Board of Directors approves 18% increase in dividends to $0.47 per share, payable on March 15, 2021

Duluth, GA, February 9, 2021 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2020. Total revenues of $598.3 million increased 12% compared to the fourth quarter of 2019.  Net income of $100.1 million increased 7%, while earnings per diluted share of $2.52 increased 13% compared to the same quarter last year.  ROE was 22.5% for the current quarter.

Adjusted operating revenues were $594.7 million, increasing 12% compared to the fourth quarter of 2019. Adjusted net operating income of $97.3 million increased 5%, while diluted adjusted operating earnings per share of $2.45 increased 10% compared to the same quarter last year.  ROAE was 23.4% during the fourth quarter of 2020.

During the fourth quarter, the COVID-19 pandemic continued to have a significant impact on the Company’s Term Life segment.  COVID-19 related death claims were approximately $14 million, net of reinsurance, their highest level since the onset of the pandemic.  COVID-19 impacted customer behavior, with strong sales and policy persistency continuing in the quarter.  The Investment and Savings Products (ISP) segment benefited from favorable market performance during the fourth quarter driving ending client asset values to a record $82 billion.  ISP sales during the quarter continued to shift toward mutual funds and managed accounts and away from annuity products.

“The COVID-19 pandemic caused middle income consumers to clearly understand their need for protection today and investments for tomorrow. The adaptability of our sales force allowed us to meet those needs more than ever before,” said Glenn Williams, Chief Executive Officer. “I am very proud of how our Primerica team navigated the unique challenges of 2020 to continue to help clients achieve their financial goals.”

Results for the full year ended December 31, 2020 were also heavily impacted by the pandemic.  COVID-19 related death claims, net of reinsurance, were approximately $33 million, while issued life policies were up 23% year-over-year with a record $109 billion of face amount issued.  Policy persistency also reached record levels during the year.  ISP sales for 2020 were a record $7.8 billion, up 4% year-over-year, despite a brief period of disruption following the market correction in March.  Term Life and ISP income before taxes increased 16% and 6% year-over-year, respectively.  Total revenues of $2.2 billion increased 8% year-over-year, setting a new annual record for the Company.  Net income of $386.2 million and earnings per diluted share of $9.57 increased 5% and 11%, respectively, and also represent new records.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2020	Q4 2019	% Change
Life-Licensed Sales Force (1)	134,907	130,522	3%
Recruits	80,599	60,466	33%
New Life-Licensed Representatives	12,119	11,073	9%
Life Insurance Policies Issued	87,307	71,469	22%
Life Productivity (2)	0.21	0.18	*
ISP Product Sales ($ billions)	$2.07	$1.98	4%
Average Client Asset Values ($ billions)	$76.09	$68.24	12%
Closed U.S. Mortgage Volume ($ million brokered)	$203.8	$18.1	*

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated

Segment Results
	Q4 2020	Q4 2019	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$368,992	$318,992	16%
Investment and Savings Products	193,316	182,698	6%
Corporate and Other Distributed Products (1)	32,412	29,250	11%
Total adjusted operating revenues (1)	$594,720	$530,940	12%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$89,440	$81,995	9%
Investment and Savings Products	56,714	52,991	7%
Corporate and Other Distributed Products (1)	(18,124)	(13,861)	31%
Total adjusted operating income before income taxes (1)	$128,030	$121,125	6%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

At the end of the year, the Company had 134,907 independent life-licensed representatives, which represents a 3% increase year-over-year.  Special COVID-19 licensing measures enacted by various states added 3,597 licenses that were issued on a temporary basis and 2,508 licenses with extended renewal dates.  The Company estimates that approximately 4,200 individuals included in the year-end number will either not pursue the steps necessary to obtain a permanent license or will not renew an expiring license.

Recruiting activity remained robust with 80,599 new recruits added in the fourth quarter of 2020, a 33% increase year-over-year.  The licensing process remains challenged; however, gradual improvements led to a total of 12,119 new licenses during the quarter, including 1,668 temporary licenses issued by the states under their special COVID-19 policies, and represented a 9% increase compared to the prior year’s fourth quarter.

Term Life Insurance

Demand for protection products continued to positively impact sales during the fourth quarter.  The Company issued 87,307 new life insurance policies during the period, a 22% increase compared to the fourth quarter of 2019.  Productivity for the quarter, defined as policies issued per life insurance licensed representative per month, was 0.21 compared to 0.18 in the prior year period.

Revenues of $369.0 million during the fourth quarter increased 16% compared to the fourth quarter of 2019, while pre-tax income of $89.4 million increased 9% year-over-year.  Higher sales, along with favorable persistency throughout the year, moved the growth rate in adjusted direct premiums up to 15% year-over-year and added $7 million to pre-tax income for the quarter.     Strong persistency also led to $23 million less DAC amortization and $13 million higher benefit reserve increases being recognized year-over-year.  COVID-19 related death claims, net of reinsurance, during the quarter were estimated to be $14 million.  As typically done in the fourth quarter, actuarial assumptions were locked in for 2020 business, resulting in a $5.5 million increase in benefit reserves due to lower long-term interest rate assumptions.

Investment and Savings Products

During the fourth quarter, investment product sales were $2.1 billion, a 4% increase year-over-year.  Sales of mutual funds and managed accounts were both up 17%, while annuities declined 15% as the income benefits on these products become less attractive.  Net client inflows of $642 million during the quarter continued to compare very favorably to the prior year period due to a combination of strong sales and low client redemptions.  Average client asset values were $76.1 billion, an increase of 12% compared to the fourth quarter of 2019.

Revenues of $193.3 million during the fourth quarter increased 6% compared to the same quarter in 2019, while pre-tax income of $56.7 million increased 7%.  Despite a 5% increase in revenue generating sales, associated revenues were flat year-over-year as the mix of products sold continued to weigh more heavily toward mutual funds, which have a lower sales-based commission rate compared to annuities.  Asset-based revenues increased 11% year-over-year, in line with the increase in average client asset values.  Sales-based and asset-based commissions were largely correlated to associated revenues.  Results also reflected a $1 million reduction in Canadian segregated fund DAC amortization due to favorable market performance and lower redemptions.

Corporate and Other Distributed Products

During the fourth quarter of 2020, the segment recorded an operating loss before taxes of $18.1 million compared to $13.9 million in the fourth quarter of 2019.   Consolidated net investment income was largely unchanged year-over-year as growth in the size of the investment portfolio was largely offset by lower interest rates.  However, on a segment basis, net investment income allocated to the C&O segment was down $2.2 million as we continue to allocate a larger portion of net investment income to the Term Life segment in support of the growing block of business.  The newly launched the U.S. mortgage distribution business added $3.7 million of revenues and about $1.0 million of pre-tax income to the segment’s results. Benefits and claims were $2.1 million higher year-over-year, largely due to a reserve adjustment on a closed block of business to reflect the sustained low interest rate environment.

Taxes

The fourth quarter effective income tax rate was 24.0% compared to 23.4% in the fourth quarter of 2019.  The rate increase was largely driven by higher state income taxes and Canadian earnings partially offset by higher exposure reserve releases in the current year period.

Capital

During the fourth quarter of 2020, the Company repurchased 115,433 shares of common stock for $13.4 million, bringing the annual total to $231.4 million.  The Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock through June 2022 and approved an 18% increase in stockholder dividends to $0.47 per share, payable on March 15, 2021, to stockholders of record on February 22, 2021.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 400% as of December 31, 2020.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, February 10, 2021 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast, go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in the United States and Canada. Primerica educates  clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, underwritten by the Company , and mutual funds, annuities and other financial products,  distributed primarily on behalf of third parties. Primerica insured over 5.5 million lives and had approximately 2.6 million client investment accounts at December 31, 2020.  Through its insurance company subsidiaries, Primerica was the #2 issuer of Term Life insurance coverage in North America in 2019. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2020	December 31, 2019
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,464,611	$2,356,996
Fixed-maturity security held-to-maturity, at amortized cost	1,346,350	1,184,370
Equity securities, at fair value	38,023	40,684
Trading securities, at fair value	16,300	43,233
Policy loans	30,199	32,927
Total investments	3,895,483	3,658,210
Cash and cash equivalents	547,569	256,876
Accrued investment income	17,618	17,361
Reinsurance recoverables	4,273,904	4,169,823
Deferred policy acquisition costs, net	2,629,644	2,325,750
Agent balances, due premiums and other receivables	259,448	227,100
Intangible assets, net	45,275	45,275
Income taxes	73,290	70,492
Operating lease right-of-use assets	46,567	47,265
Other assets	456,967	384,634
Separate account assets	2,659,520	2,485,745
Total assets	$14,905,285	$13,688,531

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,790,557	$6,446,569
Unearned and advance premiums	17,136	15,470
Policy claims and other benefits payable	519,711	339,954
Other policyholders' funds	447,765	388,663
Notes payable	374,415	374,037
Surplus note	1,345,772	1,183,728
Income taxes	223,496	209,221
Operating lease liabilities	52,806	53,487
Other liabilities	566,068	510,443
Payable under securities lending	72,154	28,723
Separate account liabilities	2,659,520	2,485,745
Total liabilities	13,069,400	12,036,040

Stockholders' equity:
Common stock	393	412
Paid-in capital	-	-
Retained earnings	1,705,786	1,593,281
Accumulated other comprehensive income (loss), net of income tax	129,706	58,798
Total stockholders' equity	1,835,885	1,652,491
Total liabilities and stockholders' equity	$14,905,285	$13,688,531

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2020	2019
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$750,818	$697,060
Ceded premiums	(397,676)	(390,364)
Net premiums	353,142	306,696
Commissions and fees	204,112	188,302
Net investment income	22,731	22,418
Realized investment gains (losses)	2,650	766
Other, net	15,695	13,778
Total revenues	598,330	531,960

Benefits and expenses:
Benefits and claims	180,945	127,784
Amortization of deferred policy acquisition costs	53,342	67,279
Sales commissions	102,588	94,238
Insurance expenses	49,546	45,991
Insurance commissions	9,263	6,624
Interest expense	7,225	7,222
Other operating expenses	63,781	60,677
Total benefits and expenses	466,690	409,815
Income before income taxes	131,640	122,145
Income taxes	31,556	28,588
Net income	$100,084	$93,557

Earnings per share:
Basic earnings per share	$2.53	$2.25
Diluted earnings per share	$2.52	$2.24

Weighted-average shares used in computing earnings per share:
Basic	39,421	41,471
Diluted	39,554	41,614

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2020	2019
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,907,149	$2,753,866
Ceded premiums	(1,580,766)	(1,569,729)
Net premiums	1,326,383	1,184,137
Commissions and fees	751,271	713,804
Net investment income	83,814	94,073
Realized investment gains (losses)	(4,996)	4,965
Other, net	61,069	55,525
Total revenues	2,217,541	2,052,504

Benefits and expenses:
Benefits and claims	615,569	493,820
Amortization of deferred policy acquisition costs	224,321	254,552
Sales commissions	376,636	357,198
Insurance expenses	188,117	178,817
Insurance commissions	32,134	25,051
Interest expense	28,839	28,811
Other operating expenses	245,195	237,144
Total benefits and expenses	1,710,811	1,575,393
Income before income taxes	506,730	477,111
Income taxes	120,566	110,720
Net income	$386,164	$366,391

Earnings per share:
Basic earnings per share	$9.60	$8.65
Diluted earnings per share	$9.57	$8.62

Shares used in computing earnings per share:
Basic	40,065	42,181
Diluted	40,185	42,314

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2020	2019	% Change
Total revenues	$598,330	$531,960	12%
Less: Realized investment gains (losses)	2,650	766
Less: 10% deposit asset MTM included in NII	960	254
Adjusted operating revenues	$594,720	$530,940	12%

Income before income taxes	$131,640	$122,145	8%
Less: Realized investment gains (losses)	2,650	766
Less: 10% deposit asset MTM included in NII	960	254
Adjusted operating income before income taxes	$128,030	$121,125	6%

Net income	$100,084	$93,557	7%
Less: Realized investment gains (losses)	2,650	766
Less: 10% deposit asset MTM included in NII	960	254
Less: Tax impact of preceding items	(865)	(239)
Adjusted net operating income	$97,339	$92,776	5%

Diluted earnings per share (1)	$2.52	$2.24	13%
Less: Net after-tax impact of operating adjustments	0.07	0.02
Diluted adjusted operating earnings per share (1)	$2.45	$2.22	10%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2020	2019	% Change
Total revenues	$2,217,541	$2,052,504	8%
Less: Realized investment gains (losses)	(4,996)	4,965
Less: 10% deposit asset MTM included in net investment income (NII)	(1,995)	5,382
Adjusted operating revenues	$2,224,532	$2,042,157	9%

Income before income taxes	$506,730	$477,111	6%
Less: Realized investment gains (losses)	(4,996)	4,965
Less: 10% deposit asset MTM included in NII	(1,995)	5,382
Adjusted operating income before income taxes	$513,721	$466,764	10%

Net income	$386,164	$366,391	5%
Less: Realized investment gains (losses)	(4,996)	4,965
Less: 10% deposit asset MTM included in NII	(1,995)	5,382
Less: Tax impact of preceding items	1,571	(2,387)
Adjusted net operating income	$391,584	$358,431	9%

Diluted earnings per share (1)	$9.57	$8.62	11%
Less: Net after-tax impact of operating adjustments	(0.13)	0.19
Diluted adjusted operating earnings per share (1)	$9.70	$8.43	15%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2020	2019	% Change
Direct premiums	$745,559	$691,546	8%
Less: Premiums ceded to IPO coinsurers	253,039	264,786
Adjusted direct premiums	$492,520	$426,760	15%

Ceded premiums	$(395,767)	$(388,237)
Less: Premiums ceded to IPO coinsurers	(253,039)	(264,786)
Other ceded premiums	$(142,728)	$(123,451)

Net premiums	$349,792	$303,309	15%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2020	2019	% Change
Total revenues	$36,022	$30,270	19%
Less: Realized investment gains (losses)	2,650	766
Less: 10% deposit asset MTM included in NII	960	254
Adjusted operating revenues	$32,412	$29,250	11%

Loss before income taxes	$(14,514)	$(12,841)	13%
Less: Realized investment gains (losses)	2,650	766
Less: 10% deposit asset MTM included in NII	960	254
Adjusted operating loss before income taxes	$(18,124)	$(13,861)	31%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2020	December 31, 2019	% Change
Stockholders' equity	$1,835,885	$1,652,491	11%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	128,128	64,563
Adjusted stockholders' equity	$1,707,757	$1,587,928	8%